Exhibit 10.5
FIRST AMENDMENT TO
MANAGEMENT AND OPERATIONAL SERVICES AGREEMENT
     This First Amendment to Management and Operational Services Agreement (the “First Amendment”) is made and entered into as of the 26th day of September, 2006 by and between Renewable Energy Group, Inc., a corporation organized and existing under the law sof the state of Delaware, with offices at Ralston, Iowa (“REG, Inc.”), and Central Iowa Energy, LLC, a limited liability company organized and existing under the laws of the state of Iowa, with offices at Newton, Iowa (“Central Iowa Energy”).
     WHEREAS, REG, Inc., and Central Iowa Energy entered into that certain Management and Operational Services Agreement dated as of August 22, 2006 (the “Agreement”), with respect to the management and operation of the biodiesel production facility being built for Central Iowa Energy in Newton, Iowa; and
     WHEREAS, the parties have agreed to amend the Agreement as provided in this First Amendment.
1. Amendment. Subparagraph 5.E. of the Agreement is deleted and the following new subparagraph 5.E. is substituted in its place:
     E. Product Sales, Payment.
(i)	Sales of Products will be made in REG, Inc’s name. REG, Inc. shall take title to the Product when loaded for delivery FOB the Biodiesel Facility, unless otherwise agreed. REG, Inc. will carry Property in Transit insurance for all Product in shipment. If while Product is in transit a claim were to occur the proceeds from settlement would be due the title holder at the time of the loss event.

(ii)	REG, Inc. shall remit by electronic transfer to Central Iowa Energy by the close of business each Wednesday funds in an amount equal to the following: (a) the amount of Product sales made during Sunday through Saturday of the preceding week, less (b) a discount fee that reflects REG, Inc.’s cost of capital incurred as a result of making payment for such Product sales before collecting proceeds from ultimate customers, and less (c) any amounts then due from Central Iowa Energy to REG pursuant to this Agreement which REG elects to deduct. The amount of the discount fee under (b) above will be based on REG, Inc.’s blended cost of debt and equity capital plus a working capital use fee of 50 basis points (annual rate), and the average period of time elapsing between the time of payment by REG, Inc. and its collection of proceeds form ultimate customers.

2.	Other Terms Unchanged. Except as expressly modified by this First Amendment, all terms and provisions of the Agreement shall remain in full force and effect.
3.	Miscellaneous. Capitalized terms not defined in the text of this First Amendment shall have the same meaning ascribed to them in the Agreement. This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.

IN WITNESS WHEREOF, REG, Inc., and Central Iowa Energy have executed this First Amendment as of the date first shown above.

RENEWABLE ENERGY GROUP, INC.		CENTRAL IOWA ENERGY, LLC

By:	/s/ Daniel J. Ott	By:	/s/ James Johnston

Name:	Daniel J. Ott	Name:	James Johnston
Its:	CFO and Executive Vice President	Its:	Chairman